For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2026 THIRD QUARTER RESULTS
Closes American Homestar Acquisition

PHOENIX, January 29, 2026 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the third fiscal quarter ended December 27, 2025.
On September 29, 2025, we completed the acquisition of American Homestar Corporation, which operates two manufacturing lines, nineteen retail locations and a financial services operation. Since the acquisition date, the results of American Homestar are included in Cavco's consolidated financial statements.
Quarterly Highlights
•Net revenue was $581.0 million, up $59 million or 11.3% compared to $522.0 million in the third quarter of the prior year, primarily on home sales volume and average selling price per home growth.
•Home sales volume was up 3.2% and capacity utilization decreased to approximately 70% from approximately 75% in the third quarter of the prior year.
•Factory-built housing Gross profit as a percentage of Net revenue was 21.7%, compared to 23.6% in the same period in the prior year.
•Financial services Gross profit as a percentage of Net revenue was 65.2%, compared to Gross profit of 55.5% in the same period in the prior year.
•Income before income taxes was $58 million, down $11 million, or 16.9% compared to $69 million in the same period in the prior year.
•Net income per diluted share attributable to Cavco common stockholders was $5.58, down 19.1%, compared to $6.90 in the prior year quarter.
•American Homestar contributed $42 million to Net revenue with 343 homes sold and $6.9 million of incremental SG&A. Additionally, we had $2.9 million of deal costs in the quarter.
•Backlogs totaled $160 million at the end of the quarter representing 4-6 weeks of production.
•Stock repurchases were approximately $44 million in the quarter, leaving approximately $98 million available for repurchases under our previously announced Board authorizations.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "Industry shipments slowed in the quarter with HUD shipments at a significantly lower pace in the reported October and November period. Our operating approach was to use the backlog and additional days down over the holidays to maintain a steady daily production pace in the factories. Looking forward, affordable housing continues to rise in national policy discussions and as we talk with retailers and communities, the tone in the market remains optimistic. We will be looking to the Spring selling season to determine our ability to increase production from here."

He continued, "Notably, our Financial services segment results continue to be very strong, reflecting the outstanding work to improve profitability of the insurance operation. Additionally, we are now through the first full quarter with American Homestar. This quarter's results expectedly reflect deal costs and integration plan spending. However, as that investment phase concludes we will see the positive impact of this deal, which will exceed our previous expectations."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	December 27, 2025	December 28, 2024	Change
Net revenue
Factory-built housing	$558,497	$500,860	$57,637	11.5%
Financial services	22,497	21,180	1,317	6.2%
	$580,994	$522,040	$58,954	11.3%

Factory-built modules sold	8,818	8,378	440	5.3%

Factory-built homes sold (consisting of one or more modules)	5,221	5,059	162	3.2%

Net factory-built housing revenue per home sold	$106,971	$99,004	$7,967	8.0%

	Nine Months Ended
($ in thousands, except revenue per home sold)	December 27, 2025	December 28, 2024	Change
Net revenue
Factory-built housing	$1,629,308	$1,445,251	$184,057	12.7%
Financial services	65,070	61,849	3,221	5.2%
	$1,694,378	$1,507,100	$187,278	12.4%

Factory-built modules sold	26,417	24,168	2,249	9.3%

Factory-built homes sold (consisting of one or more modules)	15,815	14,693	1,122	7.6%

Net factory-built housing revenue per home sold	$103,023	$98,363	$4,660	4.7%
•In the factory-built housing segment, the increase in Net revenue was due to higher home sales volume and an increase in Net revenue per home sold for both periods.
•Financial services segment Net revenue increased due to higher insurance premiums for both periods.

	Three Months Ended
($ in thousands)	December 27, 2025	December 28, 2024	Change
Gross profit
Factory-built housing	$121,255	$118,193	$3,062	2.6%
Financial services	14,666	11,757	2,909	24.7%
	$135,921	$129,950	$5,971	4.6%

Gross profit as % of Net revenue
Consolidated	23.4%	24.9%	N/A	(1.5)%
Factory-built housing	21.7%	23.6%	N/A	(1.9)%
Financial services	65.2%	55.5%	N/A	9.7%

Selling, general and administrative expenses
Factory-built housing	$74,162	$60,409	$13,753	22.8%
Financial services	7,199	5,571	1,628	29.2%
	$81,361	$65,980	$15,381	23.3%

Income from operations
Factory-built housing	$47,093	$57,784	$(10,691)	(18.5)%
Financial services	7,467	6,186	1,281	20.7%
	$54,560	$63,970	$(9,410)	(14.7)%

	Nine Months Ended
($ in thousands)	December 27, 2025	December 28, 2024	Change
Gross profit
Factory-built housing	$364,593	$333,223	$31,370	9.4%
Financial services	35,241	16,251	18,990	116.9%
	$399,834	$349,474	$50,360	14.4%

Gross profit as % of Net revenue
Consolidated	23.6%	23.2%	N/A	0.4%
Factory-built housing	22.4%	23.1%	N/A	(0.7)%
Financial services	54.2%	26.3%	N/A	27.9%

Selling, general and administrative expenses
Factory-built housing	$203,073	$181,569	$21,504	11.8%
Financial services	19,665	16,259	3,406	20.9%
	$222,738	$197,828	$24,910	12.6%

Income from operations
Factory-built housing	$161,520	$151,654	$9,866	6.5%
Financial services	15,576	(8)	15,584	NM
	$177,096	$151,646	$25,450	16.8%

•In the factory-built housing segment, Gross profit increased for the three and nine months ended primarily due to home sales volume and Net revenue per home sold, partially offset by an increase in cost of sales per home sold. Selling, general and administrative expenses increased for the three and nine months ended due primarily to the addition of American Homestar and deal costs in the current period. For the nine months ended, the increase is also due to higher incentive based compensation due to higher earnings compared to the prior year period.
•In the financial services segment, Gross profit and Income from operations increased primarily due to the insurance division having higher premiums and lower claims losses. The claims loss reduction resulted from policy underwriting improvements and severe weather events in the prior year periods. Selling, general and administrative expenses increased in both periods primarily due to higher compensation.

	Three Months Ended
($ in thousands, except per share amounts)	December 27, 2025	December 28, 2024	Change
Interest income	$2,956	$5,353	$(2,397)	(44.8)%
Net income	$44,067	$56,462	$(12,395)	(22.0)%
Diluted net income per share	$5.58	$6.90	$(1.32)	(19.1)%

	Nine Months Ended
($ in thousands, except per share amounts)	December 27, 2025	December 28, 2024	Change
Interest Income	$13,105	$16,556	$(3,451)	(20.8)%
Net income	$148,090	$134,706	$13,384	9.9%
Diluted net income per share	$18.55	$16.25	$2.30	14.2%
Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended		Nine Months Ended
($ in millions)	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Selling, general and administrative expenses
Acquisition related deal costs	$2.9	$—	$4.4	$—
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, January 30, 2026, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register
https://register-conf.media-server.com/register/BI9aa96b5f413e40dfa26819c0e76e1fc4 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) compliance with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating to manufactured housing, privacy, the internet, and accounting matters; (ix) successful defense against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 29, 2025 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 27, 2025	March 29, 2025
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$224,616	$356,225
Restricted cash, current	17,271	18,535
Accounts receivable, net	105,956	105,849
Short-term investments	17,277	19,842
Current portion of consumer loans receivable, net	38,679	35,852
Current portion of commercial loans receivable, net	45,659	43,492
Current portion of commercial loans receivable from affiliates, net	2,015	2,881
Inventories	290,540	252,695
Prepaid expenses and other current assets	74,782	74,815
Total current assets	816,795	910,186
Restricted cash	585	585
Investments	24,782	18,067
Consumer loans receivable, net	20,104	20,685
Commercial loans receivable, net	53,393	48,605
Commercial loans receivable from affiliates, net	5,163	4,768
Property, plant and equipment, net	276,716	227,620
Goodwill	207,803	121,969
Other intangibles, net	28,678	16,731
Operating lease right-of-use assets	38,176	35,576
Deferred income taxes	—	1,853
Total assets	$1,472,195	$1,406,645
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$35,003	$37,195
Accrued expenses and other current liabilities	293,674	265,971
Total current liabilities	328,677	303,166
Operating lease liabilities	34,065	31,538
Other liabilities	7,210	7,359
Deferred income taxes	13,024	—
Total liabilities	382,976	342,063
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,471,289 and 9,436,732 shares, respectively; Outstanding 7,786,626 and 8,008,012, respectively	95	94
Treasury stock, at cost; 1,684,663 and 1,428,720 shares, respectively	(555,587)	(424,624)
Additional paid-in capital	298,231	290,940
Retained earnings	1,346,253	1,198,163
Accumulated other comprehensive income	227	9
Total stockholders' equity	1,089,219	1,064,582
Total liabilities and stockholders' equity	$1,472,195	$1,406,645

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Net revenue	$580,994	$522,040	$1,694,378	$1,507,100
Cost of sales	445,073	392,090	1,294,544	1,157,626
Gross profit	135,921	129,950	399,834	349,474
Selling, general and administrative expenses	81,361	65,980	222,738	197,828
Income from operations	54,560	63,970	177,096	151,646
Interest income	2,956	5,353	13,105	16,556
Interest expense	(131)	(155)	(407)	(370)
Other income, net	213	168	355	315
Income before income taxes	57,598	69,336	190,149	168,147
Income tax expense	(13,531)	(12,874)	(42,059)	(33,441)
Net income	$44,067	$56,462	$148,090	$134,706

Net income per share
Basic	$5.65	$6.97	$18.78	$16.42
Diluted	$5.58	$6.90	$18.55	$16.25
Weighted average shares outstanding
Basic	7,801,698	8,096,538	7,887,594	8,203,448
Diluted	7,891,093	8,186,814	7,981,609	8,291,647

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Capital expenditures	$8,490	$5,434	$27,360	$15,253
Depreciation	$5,552	$4,407	$15,310	$13,151
Amortization of other intangibles	$609	$377	$1,353	$1,154

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